EXHIBIT 10.29

Fair Isaac Corporation
2012 Long-Term Incentive Plan

Performance Share Unit Agreement

This Performance Share Unit Award Agreement (this “Agreement”), dated December 8, 2014 (the “Grant Date”), is by and between *[Name] (the “Participant”), and Fair Isaac Corporation, a Delaware corporation (the “Company”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Company’s 2012 Long-Term Incentive Plan (the “Plan”).

In the exercise of its discretion to grant Awards under the Plan, the Committee has determined that the Participant should receive an Award of performance share units under the Plan. This Award is subject to the following terms and conditions:

1.
Grant of Performance Share Units. The Company hereby grants to the Participant an Award consisting of *[Insert maximum number of units the participant could earn] performance share units (the “Units”). Each Unit that has been earned pursuant to Section 3 of this Agreement and vests pursuant to Section 4 of this Agreement represents the right to receive one share of the Company’s common stock as provided in Section 7 of this Agreement. The Award will be subject to the terms and conditions of the Plan and this Agreement.

2.
Restrictions on Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than a transfer upon death in accordance with the Participant’s will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted by the Participant in accordance with Section 6(d) of the Plan. Any attempted transfer in violation of this Section 2 shall be of no effect and may result in the forfeiture of all Units. The Units and the Participant’s right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in this Agreement until satisfaction of the conditions for earning and vesting the Units as set forth in Section 3 and Section 4, respectively, of this Agreement.

3.
Earned Units. Whether and to what degree the Units will have been earned (the “Earned Units”) during the period starting on October 1, 2014 and ending on September 30, 2015 (the “Performance Period”) will be determined by whether and to what degree the Company has satisfied the applicable performance goal(s) for the Performance Period as set forth in Appendix A to this Agreement, and whether and to what degree the Committee has chosen to exercise its discretion to decrease the number of Units otherwise deemed to have been earned. The Participant acknowledges that the number of Units deemed to have been earned based on whether and to what degree the Company has satisfied the applicable performance goal(s) for the Performance Period may be adjusted downward, including to zero, by the Committee in its sole and absolute discretion based on such factors as the Committee determines to be appropriate and/or advisable. Any Units that are not designated as Earned Units at the conclusion of the Performance Period in accordance with this Section 3 will be forfeited.

4.
Vesting of Earned Units. Subject to Section 6 of this Agreement, if the Participant remains an Employee of the Company or any of its Affiliates continuously from the Grant Date, then ⅓ of the Earned Units will vest on each of December 8, 2015, December 8, 2016 and December 8, 2017. The period from October 1, 2015 through December 8, 2017 is referred to as the “Vesting Period.”

5.
Service Requirement. Except as otherwise provided in accordance with Section 6 of this Agreement, if you cease to be an Employee of the Company and all of its Affiliates prior to the vesting dates specified in Section 4 of this Agreement, you will forfeit all unvested Units. Your Service as an Employee will be deemed continuing while you are on a leave of absence approved by the Company in writing or guaranteed by applicable law or other written agreement you have entered into with the Company (an “Approved Leave”). If you do not resume providing Service as an Employee of the Company or any Affiliate following your Approved Leave, your Service will be deemed to have terminated upon the expiration of the Approved Leave.

6.	Effect of Termination of Service or Change in Control.

(a)    Except as may be provided by the Committee pursuant to Section 6(b), upon termination of Service during the Performance Period for any reason other than death or Disability, all Units will be immediately forfeited without consideration.

(b)    Upon (i) termination of Service during the Performance Period due to death or Disability, 50% of the number of Units subject to this Award will be deemed Earned Units and will vest in full upon such termination, or (ii) a Change in Control during the Performance Period as a result of which the Company does not survive as an operating company or survives only as a subsidiary of another entity (a “Business Combination”), 50% of the number of Units subject to this Award will be deemed Earned Units and will vest in full upon or immediately before, and conditioned upon, the consummation of the Business Combination. Any remaining Units that do not vest as provided in this Section 6(b) will be immediately forfeited without consideration. In connection with a Change in Control during the Performance Period that is not a Business Combination, the Committee may provide in its discretion that 50% of the number of Units subject to this Award will be deemed Earned Units and will vest in full upon the occurrence of the Change in Control or upon the termination of the Participant’s Service as an employee within 12 months following the Change in Control.

(c)    Except as may be provided by the Committee pursuant to Section 6(d), upon termination of Service during the Vesting Period for any reason other than death or Disability, all Earned Units that have not vested will be immediately forfeited without consideration.

(d)    Upon (i) termination of Service during the Vesting Period due to death or Disability, all Earned Units will vest in full upon such termination, or (ii) a Business Combination during the Vesting Period, all Earned Units will vest in full upon or immediately before, and conditioned upon, the consummation of the Business Combination. In connection with a Change in Control during the Vesting Period that is not a Business Combination, the Committee may provide in its discretion that all Earned Units will vest in full upon the occurrence of the Change in Control or upon the termination of the Participant’s Service as an employee within 12 months following the Change in Control.

7.
Settlement of Units. After any Units vest pursuant to Section 4 or Section 6 of this Agreement, the Company shall, as soon as practicable (but in any event within the period specified in Treas. Reg. § 1.409A-1(b)(4) to qualify for a short-term deferral exception to Section 409A of the Code), cause to be issued and delivered to the Participant, or to the Participant’s designated beneficiary or estate in the event of the Participant’s death, one Share in payment and settlement of each vested Unit (the date of each such issuance being a “Settlement Date”). Delivery of the Shares shall be effected by the electronic delivery of the Shares to a brokerage account maintained for the Participant at E*Trade (or another broker designated by the Company or the Participant), or by another method provided by the Company, and shall be subject to the tax withholding provisions of Section 8 of this Agreement and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested Units. Notwithstanding the foregoing, the Committee may provide that the settlement of any Earned Units that vest in accordance with Section 6(b)(ii) or 6(d)(ii) of this Agreement will be made in the amount and in the form of the consideration (whether stock, cash, other securities or property, or a combination thereof) to which a holder of a Share was entitled upon the consummation of the Business Combination (without interest thereon) (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).

8.
Tax Consequences and Withholding. As a condition precedent to the settlement of the Units, the Participant is required to make arrangements acceptable to the Company for payment of any federal, state or local withholding taxes that may be due as a result of the settlement of the Units (“Withholding Taxes”), in accordance with Section 15 of the Plan.

Until such time as the Company provides notice to the contrary, it will collect the Withholding Taxes through an automatic Share withholding procedure (the “Share Withholding Method”), unless other arrangements acceptable to the Company have been made. Under such procedure, the Company or its agent will withhold, at the Settlement Date, a portion of the Shares with a Fair Market Value (measured as of the Settlement Date) sufficient to cover the amount of such taxes; provided, however, that the number of any Shares so withheld shall not exceed the number necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state and local tax purposes that are applicable to supplemental taxable income.

The Company will notify the Participant in writing in the event the Share Withholding Method is not available, in which case the Withholding Taxes will be collected from the Participant through one of the following alternatives:

(a)    delivery of the Participant’s authorization to E*Trade (or another broker designated by the Company or the Participant) to transfer to the Company from the Participant’s account at such broker the amount of such Withholding Taxes;

(b)    the use of the proceeds from a next-day sale of the Shares issued to the Participant, provided that (i) such sale is permissible under the Company’s trading policies governing its securities, (ii) the Participant makes an irrevocable commitment, on or before the Settlement Date, to effect such sale of the Shares, and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002; or

(c)    any other method approved by the Company.

9.
No Shareholder Rights. The Units subject to this Award do not entitle the Participant to any rights of a shareholder of the Company’s common stock. The Participant will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to the Participant upon settlement of the Units as provided in Section 7 of this Agreement.

10.
Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

11.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

12.	Binding Effect. This Agreement will be binding in all respects on the Participant’s heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

13.
Discontinuance of Service. This Agreement does not give the Participant a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate the Participant’s Service at any time and otherwise deal with the Participant without regard to the effect it may have upon the Participant under this Agreement.

14.
Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

15.
Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

By executing this Agreement, the Participant accepts this Award and agrees to all the terms and conditions described in this Agreement and in the Plan document.

PARTICIPANT    FAIR ISAAC CORPORATION

By:______________________________________
Title:_____________________________________